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SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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Corn Products International, Inc.

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CORN PRODUCTS INTERNATIONAL INC.

Addendum to Proxy Statement

for

2005 Annual Meeting of Stockholders

to Be Held on May 18, 2005

Effective March 29, 2005, Mr. James M. Ringler, one of the Company’s directors and a nominee for reelection as a Class II director at the May 18, 2005 Annual Meeting, accepted an appointment as interim Chief Executive Officer of NCR Corporation, a global technology company engaged in enterprise data warehousing, analytical applications and data warehousing services. Mr. Ringler has served as a director of NCR Corporation since 2003 and his biographical information is contained in the Proxy Statement for the 2005 Annual Meeting at page 21. The Company was notified of Mr. Ringler’s appointment in accordance with its Corporate Governance Principles, which require the Board’s Corporate Governance and Nominating Committee to review any change in primary job responsibility of a director for purposes of determining the continued independence of that director. Upon receipt of notice from Mr. Ringler, the Corporate Governance and Nominating Committee held a meeting on April 1, 2005 at which time it reviewed the matter and affirmed that Mr. Ringler continues to be independent within the meaning of the Company’s criteria for director independence and within the meaning of the NYSE Listing Standards. The Committee also determined that Mr. Ringler’s new appointment does not pose a conflict of interest, that his service on the Board continues to be appropriate and that he should continue as a director and a nominee for election as a director of the Company. The Board therefore continues to recommend that you vote FOR Mr. Ringler for Class II director.